Exhibit 99.1

Allied Motion Reports Earnings Increase of 4% for the Quarter Ended September 30, 2015

AMHERST, N.Y.--(BUSINESS WIRE)--November 4, 2015--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced net income increased 4% to $4,278,000 or $0.46 per diluted share for the quarter ended September 30, 2015 compared to $4,115,000 or $0.45 per diluted share for the quarter ended September 30, 2014. Revenues for the quarter declined 6% to $61,534,000 compared to $65,280,000 last year. The strength of the U.S. dollar against foreign currencies continued to have an impact on the reported results of the third quarter as well as for the year.

“The strength of the U.S. dollar continues to require a more detailed explanation when comparing our reported results on a true comparative basis to reflect the real change year over year. Measured in constant currency, revenues for the third quarter of 2015 would have been consistent with the prior year, and fully diluted earnings per share would have increased 11% compared to the same quarter in 2014. Year to date, revenues would have increased 4% and fully diluted earnings per share would have increased 26% as compared to the same period in 2014, commented Dick Warzala, Chairman and CEO of Allied Motion. “For the quarter, we experienced growth in our Electronics and Medical markets. Our Aerospace and Defense, Industrial, Distribution and Vehicle markets were down. While the overall market has not met our improvement expectations during the year, we continue to focus on improving internal operations efficiencies through the utilization of our Allied Systematic Tools. With strong cash flows and a continually improving debt position, we believe we have the required resources to enhance our growth opportunities through strategic acquisitions in the future. The long term success of our Company will be further enhanced by executing our strategy and leveraging our full capabilities to design innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

For the quarter, the overall decrease in revenue was due to a 6% unfavorable currency impact, with volumes remaining steady compared to the third quarter of 2014. The strengthening of the U.S. dollar during the third quarter against foreign currencies also continued to impact reported bookings when compared to the prior year. Bookings for the quarter ended September 30, 2015 were $55.1 million compared to $66.7 million for the third quarter of 2014 or a decrease of 17%. The decrease in bookings was 12% volume related combined with a 5% currency impact. Backlog as of September 30, 2015 was $67.8 million compared to $80.9 million as of September 30, 2014, a decrease of 16% over the prior year. Of the 16% decrease in backlog, 6% was volume related and 10% was currency related. Bank debt net of cash at September 30, 2015 decreased by $8.9 million to $52.8 million compared to December 31, 2014, and decreased $9.1 million compared to June 30, 2015.

For the nine months ended September 30, 2015, the Company achieved net income of $10,379,000 or $1.12 per diluted share compared to net income of $8,956,000 or $.98 per diluted share for year to date 2014. Revenues decreased 3% to $181,593,000 compared to $187,784,000 last year. This overall decrease in revenue was due to a 7% unfavorable currency impact, partially offset by a 4% volume increase. Bookings for year to date 2015 were $177.8 million compared to $194.6 million for year to date 2014, or a decrease of 9%. The decrease in bookings of 9% was due to a 2% volume decrease and a 7% currency impact.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 12, 2015 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe and Asia, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the three months ended		For the nine months ended
	September 30,		September 30,
HIGHLIGHTS OF OPERATING RESULTS	2015	2014	2015	2014
Revenues	$61,534	$65,280	$181,593	$187,784
Cost of goods sold	42,595	45,668	127,167	132,512
Gross margin	18,939	19,612	54,426	55,272
Operating costs and expenses:
Selling expenses	1,963	2,277	6,234	6,619
General and administrative expenses	5,939	6,172	17,314	19,097
Engineering and development expenses	3,345	3,204	10,498	10,193
Amortization of intangible assets	661	697	1,983	2,045
Total operating costs and expenses	11,908	12,350	36,029	37,954
Other expense (income):
Interest expense	1,504	1,607	4,530	4,895
Other income, net	(115)	(368)	(400)	(668)
Income before income taxes	5,642	6,023	14,267	13,091
Provision for income taxes	(1,364)	(1,908)	(3,888)	(4,135)
Net income	$4,278	$4,115	$10,379	$8,956

PER SHARE AMOUNTS:
Diluted earnings per share	$0.46	$0.45	$1.12	$0.98
Diluted weighted average common shares	9,266	9,157	9,239	9,143

	September 30,	December 31,
CONDENSED BALANCE SHEETS	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$17,896	$13,113
Trade receivables, net	31,315	27,745
Inventories, net	24,513	25,371
Other current assets	5,151	4,555
Total Current Assets	78,875	70,784
Property, plant and equipment, net	35,863	37,041
Deferred income taxes	1,608	2,723
Intangible assets, net	30,683	32,791
Goodwill	17,905	18,303
Other long-term assets, net	4,106	3,998
Total Assets	$169,040	$165,640

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$9,211	$7,723
Accounts payable	15,324	15,510
Accrued liabilities	12,287	12,723
Total Current Liabilities	36,822	35,956
Long-term debt	61,500	67,125
Deferred income taxes	1,101	1,299
Other long-term liabilities	5,689	5,309
Total Liabilities	105,112	109,689
Stockholders’ Equity	63,928	55,951
Total Liabilities and Stockholders’ Equity	$169,040	$165,640

	For the nine months ended
	September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2015	2014
Cash flows from operating activities:
Net income	$10,379	$8,956
Depreciation and amortization	5,552	5,382
Other	3,373	4,301
Changes in working capital	(5,577)	(10,787)
Net cash provided by operating activities	13,727	7,852

Cash flows from investing activities:
Purchase of property and equipment	(3,693)	(3,153)
Proceeds from working capital adjustment on acquisition	-	1,399
Net cash used in investing activities	(3,693)	(1,754)

Cash flows from financing activities:
Borrowings on lines-of-credit, net	422	(2,591)
Principal payments of long-term debt	(4,500)	(3,750)
Dividends paid to stockholders	(690)	(629)
Stock transactions under employee benefit stock plans	223	334
Net cash used in financing activities	(4,545)	(6,636)
Effect of foreign exchange rate changes on cash	(706)	(566)
Net increase (decrease) in cash and cash equivalents	4,783	(1,104)
Cash and cash equivalents at beginning of period	13,113	8,371
Cash and cash equivalents at end of period	$17,896	$7,267

Reconciliation of Non-GAAP Financial Measures

The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation and amortization, and interest expense resulting from our debt financings, as well as our provision for income tax expense. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry. EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

The Company’s calculation of EBITDA for the three and nine months ended September 30, 2015 and 2014 is as follows (in thousands):

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$4,278	$4,115	$10,379	$8,956
Interest expense	1,504	1,607	4,530	4,895
Provision for income taxes	1,364	1,908	3,888	4,135
Depreciation and amortization	1,887	1,901	5,552	5,382
EBITDA	$9,033	$9,531	$24,349	$23,368

Constant Currency Presentation

The Company believes constant currency information provides valuable supplemental information that facilitates period-to-period comparisons of the company's business performance. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates for entities reporting in currencies other than US dollars. Constant currency results are calculated by translating current period results in local currency using the prior year's currency conversion rate.

	For the three months ended			For the nine months ended
	September 30,			September 30,
	2015		2014	2015		2014
	$ in thousands	% increase (decrease) compared to prior year amounts	$ in thousands	$ in thousands	% increase (decrease) compared to prior year amounts	$ in thousands
Revenues
2015 revenues, as reported	$61,534	-6%	$65,280	$181,593	-3%	$187,784
Currency impact	3,866	6%	-	13,250	7%	-
2015 revenues, at 2014 exchange rates	$65,400	0%	$65,280	$194,843	4%	$187,784

Net income
2015 net income, as reported	$4,278	4%	$4,115	$10,379	16%	$8,956
Currency impact	345	8%	-	1,017	11%	-
2015 net income, at 2014 exchange rates	$4,623	12%	$4,115	$11,396	27%	$8,956

Earnings per share
2015 earnings per share, as reported	$0.46	2%	$0.45	$1.12	14%	$0.98
Currency impact	0.04	9%	-	0.11	12%	-
2015 earnings per share, at 2014 exchange rates	$0.50	11%	$0.45	$1.23	26%	$0.98

CONTACT:
Allied Motion Technologies Inc.
Sue Chiarmonte, 1-716-242-8634